Exhibit 99

IDACORP
1221 W. Idaho Street
Boise, ID   83702

May 9, 2007

FOR IMMEDIATE RELEASE

Lawrence F. Spencer, Director of Investor Relations
Phone:  (208) 388-2664
lspencer@idacorpinc.com

IDACORP Announces First Quarter 2007 Results

First Quarter 2007 Summary
    •         IDACORP diluted earnings per share of $0.56 versus $0.60 in 2006

            o        Idaho Power records net income of $0.53 per diluted share, $0.06 less than first quarter 2006
            o        Hydroelectric generation falls short of first quarter 2006

            BOISE--IDACORP, Inc. (NYSE:IDA) reports first quarter net income of $24.6 million as compared with $25.5 million in 2006.  First quarter diluted earnings per share decreased by $0.04 from the first quarter 2006 to $0.56 per share.

            "Our financial results are moderately lower than last year in a quarter when hydroelectric operating conditions have eroded," said President and Chief Executive Officer J. LaMont Keen.  "An increase in operation and maintenance expenses also contributed to the decline in earnings.  While up for the quarter, these operating costs are in line with our previously disclosed annual estimate for 2007."

            The costs, Keen explained, are associated with upgrading and maintaining existing facilities, adding new facilities, enhancing system reliability and operating in an increasing complex business environment.

            "We will seek recovery of these cost increases as well as the capital costs associated with new investment since 2005 in an Idaho general rate case filing this summer," he added.

Analysis of Earnings per Diluted Share

The following table summarizes diluted earnings (losses) per share from each business:

	Three Months Ended
	3/31/07	3/31/06
Earnings (Losses) From Continuing Operations
Idaho Power Company	$ 0.53	$ 0.59
IDACORP Energy	0.00	0.00
IDACORP Financial Services	0.04	0.05
Ida-West Energy	0.00	0.00
Holding Company	(0.01)	(0.01)
	0.56	0.63
Earnings (Losses) From Discontinued Operations	0.00	(0.03)
Earnings Per Diluted Share	$ 0.56	$ 0.60

First Quarter Performance Summary

The key components of the change in IDACORP's net income are:

•          IPC's earnings decreased to $23 million, a $2 million or $0.06 per diluted share decrease from the prior year.  The key factors affecting IPC's earnings for the first quarter of 2007 include:

o        Customer growth contributed $2 million, net of tax, to earnings.  IPC experienced moderate customer growth, gaining 13,829 additional general business customers over the same period in 2006, an increase of 3 percent.

o        Operating margins reduced earnings by $1 million, net of tax, largely as a result of deteriorated hydroelectric generating conditions as compared to the prior year.  Stream flow conditions decreased total system generation.  IPC's hydroelectric generation contributed only 51 percent of total system generation for 2007, as compared to 62 percent for 2006.  The poor hydroelectric generating conditions were partially offset by a net base rate increase of 1.0 percent on June 1, 2006 (3.2 percent base rate increase effective June 1, 2006, less a one-time base rate increase of 2.2 percent related to a rate case tax settlement which expired on the same date).

o        Other O&M expenses (excluding DSM costs of $1 million, net of tax) reduced earnings by $4 million, net of tax, compared to the prior year.  The increase is primarily the result of higher thermal O&M for planned outage and maintenance work, higher hydroelectric O&M expenses due to maintenance at the Brownlee and Oxbow facilities, and higher labor-related expenses.

        In2007, the company began recording DSM costs in other O&M expenses with a corresponding amount being recorded in other revenues.  The result is no impact on earnings.

•          The results from discontinued operations related to IDACORP Technologies and IDACOMM, which produced a $1 million after tax loss during the first quarter 2006, had no such effect on first quarter 2007 earnings.

2007 Outlook

            The May 7, 2007 hydrological survey shows Snake River Basin snow pack levels at 45 percent of average.  The Northwest River Forecast Center (NWRFC) currently projects 3.0 million acre-feet (maf) of water will flow into Brownlee Reservoir during the April-through-July 2007 period.  The NWRFC's 30-year average measured inflow into Brownlee is 6.3 maf during the period.  In 2006, April-July inflows were 8.9 maf.

            The outlook for key operating and financial metrics are:

Key Operating & Financial Metrics	Current Estimates (1)	Previous Estimate
Idaho Power Company Operation & Maintenance Expense (Millions) (2)	No change	$270-$280
Idaho Power Company Capital Expenditures (Millions) (3)	No change	$290-$320
Idaho Power Company Hydroelectric Generation (Million MWh)	5.5 - 7.0	6.5-8.5
Non-regulated Subsidiary Earnings Per Share from Continuing Operations (4)	No change	$0.10 - $0.15
Effective Tax Rates: Idaho Power Company Consolidated - IDACORP (5)	32% - 36% 15% - 20%	35%-39% 20%-25%

      (1)   Key operating and financial metrics will be updated quarterly.
(2)   Excludes demand-side management expenses.
(3)   2007-2009 estimated total capital expenditures of $830 million, excluding new base load plant.
(4)   Estimates include contributions from Ida-West Energy and IDACORP Financial netted against holding company expenses.
(5)   For continuing operations.

            The projected Brownlee inflows from April through July 2007 fell from 3.6 million acre-feet on February 11 to the current 3.0 million acre-feet and lowers the estimated hydroelectric generation range to 5.5 - 7.0 million MWh.  This assumes normal operating conditions and slightly below normal precipitation for late spring and early summer 2007 with a return to normal precipitation for the balance of the year.

            The decline in the estimated effective tax rate from 20-25 percent to 15-20 percent for 2007 is based on reductions in estimated income due to the impact of below normal water conditions at Idaho Power.  These reductions, when combined with the ongoing recognition of affordable housing tax credits at IDACORP Financial, reduce the range of the estimated consolidated effective tax rate.

            On March 28, 2007, Idaho Power filed a Notice of Intent to file a general rate case with the Idaho Public Utilities Commission.  This allows the company to file a general rate case as early as this summer and is consistent with its strategy of keeping customer rates current with the company's capital investment and operating costs.

 Web Cast / Conference Call

             The company will hold an analyst conference call today at 2:30 p.m.
Mountain Time (4:30 p.m. Eastern Time).  All parties interested in listening may do so through a live Web cast.  Details of the conference call logistics are posted on the company's Web site (http://www.idacorpinc.com).  A replay of the conference call will be available on the company's Web site for a period of 12 months.

Background Information / Safe Harbor Statement

             Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprised of Idaho Power Company, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978.

            Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP and Idaho Power believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.  Factors that could cause actual results to differ materially from the forward-looking statements include:  changes in governmental policies, including new interpretations of existing policies, and regulatory actions and regulatory audits, including those of the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission, the Oregon Public Utility Commission, and the Internal Revenue Service with respect to allowed rates of return, industry and rate structure, day-to-day business operations, acquisition and disposal of assets and facilities, operation and construction of plant facilities, relicensing of hydroelectric projects, recovery of purchased power expenses, recovery of other capital investments, present or prospective wholesale and retailcompetition (including but not limited to retail wheeling and transmission costs) and other refund proceedings; changes arising from the Energy Policy Act of 2005; litigation and regulatory proceedings, including those resulting from the energy situation in the western United States, and settlements that influence business and profitability; changes in and compliance with environmental, endangered species and safety laws and policies; weather variations affecting hydroelectric generating conditions and customer energy usage; over-appropriation of surface and groundwater in the Snake River Basin resulting in reduced generation at hydroelectric facilities; construction of power generating, transmission and distribution facilities including inability to obtain required governmental permits and approvals, and risks related to contracting, construction and start-up; operation of power generating facilities including breakdown or failure of equipment, performance below expected levels, competition, fuel supply, including availability, transportation and prices, and transmission; impacts from the potential formation of a regional transmission organization and the dissolution of Grid West; population growth rates and demographic patterns; market demand and prices for energy, including structural market changes; changes in operating expenses and capital expenditures and fluctuations in sources and uses of cash; results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by factors such as credit ratings and general economic conditions; actions by credit rating agencies, including changes in rating criteria and new interpretations of existing criteria; homeland security, natural disasters, acts of war or terrorism; market conditions that could affect the operations and prospects of IDACORP's subsidiaries or their competitors; increasing health care costs and the resulting effect on medical benefits paid for employees; performance of the stock market and the changing interest rate environment, which affect the amount of required contributions to pension plans, as well as the reported costs of providing pension and other postretirement benefits; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; changes in tax rates or policies, interest rates or rates of inflation; adoption of or changes in critical accounting policies or estimates; and new accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.  Any such forward-looking statements should be considered in light of such factors and others noted in the companies' Annual Report on Form 10-K for the year ended December 31, 2006 and other reports on file with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made.  New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

IDACORP, Inc.
Condensed Consolidated Statements of Income
For Periods Ended March 31, 2007 and 2006
(unaudited)
 (Thousands of Dollars, except per share amounts)

                                                                                                                       Three Months Ended

                                                                                                             3/31/07                    3/31/06

Operating Revenues:

    Electric Utility:

      General business........................................................             $       137,251            $       162,183

      Off-system sales........................................................                        57,838                     104,241

      Other revenues..........................................................                        10,839                            850

          Total electric utility revenues..................................                      205,928                      267,274

    Other..........................................................................                             783                          1,066

          Total Operating Revenues.....................................                      206,711                      268,340

Operating Expenses:

    Electric Utility:

      Purchased power......................................................                        50,817                       55,925

      Fuel expense.............................................................                        30,913                       26,969

      Power cost adjustment..............................................                       (21,536)                      43,467

      Other operations & maintenance..............................                         69,942                        61,564

      Depreciation.............................................................                        25,290                        24,549

      Taxes other than income taxes.................................                           4,918                           5,571

          Total electric utility operations...............................                      160,344                      218,045

    Other.........................................................................                          2,588                           3,818

          Total Operating Expenses......................................                     162,932                       221,863

Operating Income (Loss):

    Electric Utility..............................................................                       45,584                        49,229

    Other..........................................................................                        (1,805)                       (2,752)

          Total Operating Income.........................................                       43,779                       46,477

Other Income................................................................                         5,389                          4,670

Losses of Unconsolidated

    Equity-Method Investments....................................                        (1,326)                            (51)

Other Expense..............................................................                         3,212                          1,421

Interest Expense:

    Interest on long-term debt............................................                      13,548                         14,084

    Other interest expense.................................................                         1,604                          1,029

         Total Interest expense............................................                        15,152                        15,113

Income Before Income Taxes......................................                        29,478                       34,562

Income Tax Expense ...................................................                          4,898                          7,607

Income from Continuing Operations............................                        24,580                       26,955

Income (Losses) from Discontinued

          Operations (net of tax).......................................                               67                        (1,479)

Net Income ..................................................................             $         24,647            $          25,476

Weighted Average Common Shares

    Outstanding-Basic (000's)........................................                       43,687                         42,473

Weighted Average Common Shares

    Outstanding-Diluted (000's).....................................                       43,820                         42,603

Earnings per Share of Common Stock (basic & diluted):

    Earnings per Share from Continuing Operations....                   $              0.56            $              0.63

    Earnings (Losses) per Share from Discontinued Operations                      0.00                          (0.03)

    Earnings per Share of Common Stock......................               $              0.56            $              0.60

Dividends Paid per Share of Common Stock.............             $              0.30            $              0.30

IDACORP, Inc.
Condensed Consolidated Statements of Cash Flows
For Three Months Ended March 31, 2007 and 2006
Summary Financial Information
 (unaudited)
(Thousands of Dollars)

                                                                                                     Three Months Ended

                                                                                                    3/31/07               3/31/06

Operating Activities

 Net Income.................................................................         $        24,647        $        25,476
 Adjustments to reconcile net income to
     net cash provided by operating activities:
        Depreciation and amortization...............................                  30,287                 30,595
        Deferred income taxes and investment tax credits..                    7,580                (26,912)
        Changes in regulatory assets and liabilities.............                 (19,002)                50,420
        Undistributed earnings of subsidiaries....................                  (1,566)                 (3,413)
        Gain on sales of assets.........................................                   (1,604)                          -
        Other non-cash adjustments to net income............                    2,515                  (1,013)
 Change in:
           Accounts receivable and prepayments................                       602                (20,725)
           Accounts payable and other accrued liabilities....                 (46,132)               (28,317)
           Taxes accrued...................................................                       593                 24,691
           Other.................................................................                  23,101                 15,462
        Net cash provided by operating activities...............                  21,021                  66,264
Investing Activities
  Additions to property, plant and equipment..................                 (49,601)               (48,967)
   Sale of IDACOMM..................................................                     7,283                          -
  Sale of emission allowances.........................................                           -                   9,921
  Investments in unconsolidated affiliates.........................                      (350)                 (7,820)
 Other..........................................................................                     1,858                    1,662
        Net cash used in investing activities........................                 (40,810)                (45,204)
Financing Activities
 Issuance of common stock...........................................                    2,234                   2,793
 Retirement of long-term debt........................................                   (2,696)                 (2,054)
 Dividends on common stock........................................                 (13,131)               (12,766)
 Change in short-term borrowings..................................                  27,427                     (300)
 Other..........................................................................                      (376)                    (201)
      Net cash provided by (used in) financing activities....                  13,458                 (12,528)
 Net increase (decrease) in cash and cash equivalents....                   (6,331)                  8,532
 Cash and cash equivalents at beginning of period..........                    9,892                  52,356
 Cash and cash equivalents at end of period..................          $         3,561        $        60,888

IDACORP, Inc.
Condensed Consolidated Balance Sheets
As of March 31, 2007 and December 31, 2006
Summary Financial Information
 (unaudited)
(Thousands of Dollars)

                                                                                           3/31/07                  12/31/06

  Assets
 Cash and cash equivalents..................................          $           3,561         $           9,892
 Receivables, net of allowance............................                    115,826                   111,721
 Employee notes.................................................                       2,473                       2,569
 Energy marketing assets....................................                      14,339                     12,069
 Other current assets...........................................                   124,219                   126,954
 Assets held for sale............................................                              -                       3,326
     Total current assets........................................                   260,418                   266,531
 Investments.......................................................                    198,522                   202,825
 Property, plant and equipment-net.....................                 2,446,626                2,419,080
 Regulatory assets..............................................                    388,699                   423,548
 Employee notes - long-term..............................                        2,416                       2,411
 Other assets.....................................................                    110,671                    109,659
 Assets held for sale..........................................                               -                       21,076
     Total other assets.........................................                    501,786                    556,694
        Total Assets..............................................          $     3,407,352         $      3,445,130
Liabilities and Shareholders' Equity
 Current maturities of long-term debt.................          $          94,209         $           95,125
 Notes payable.................................................                    156,427                    129,000
 Accounts payable............................................                      43,469                     86,440
 Energy marketing liabilities...............................                      17,079                     13,532
     Other current liabilities..................................                     81,781                     83,631
 Liabilities held for sale.......................................                              -                       2,606
     Total current liabilities...................................                   392,965                   410,334
 Deferred income taxes......................................                   463,471                   498,512
 Regulatory liabilities............................................                 283,167                   294,844
     Other liabilities................................................                188,003                   179,836
 Liabilities held for sale.........................................                           -                        8,773
     Total other liabilities.........................................               934,641                   981,965
 Long-term debt...................................................               926,926                   928,648
 Shareholders' equity...........................................              1,152,820                1,124,183
          Total Liabilities & Shareholders' Equity...........  $     3,407,352         $     3,445,130

Idaho Power Company Supplemental Operating Statistics

                    Three Months Ended
               3/31/07              3/31/06

Energy Use - MWh

   Residential....................................................        1,464,276              1,415,666
   Commercial...................................................           943,210                912,368
   Industrial.......................................................           871,215                875,731
   Irrigation........................................................              5,226                  13,283
   Total General Business..................................        3,283,927             3,217,048
   Off-System Sales...........................................           964,388            1,943,950
      Total..........................................................        4,248,315             5,160,998

Revenue ($000's)
   Residential....................................................    $       78,582        $        88,436
   Commercial...................................................            36,208                  43,030
   Industrial.......................................................            22,099                  29,888
   Irrigation........................................................                 362                      829
   Total General Business..................................           137,251               162,183
   Off-System Sales...........................................            57,838               104,241
      Total..........................................................    $     195,089        $     266,424

Customers - Period End
   Residential....................................................           394,942                384,056
   Commercial..................................................             60,877                  58,387
   Industrial.......................................................                 126                       131
   Irrigation........................................................            17,872                  17,940
      Total .......................................................             473,817                460,514